Exhibit 99.10

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of Common Stock of T1 Energy Inc., a Delaware corporation (f/k/a FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg), with registered office at 1211 E 4th St., Austin, Texas 78702, and that this agreement may be included as an exhibit to such joint filing.

Date: February 26, 2026	ALUSSA ENERGY SPONSOR LLC

	By:	/s/ William Richard Anderson
	Name:	William Richard Anderson
	Title:	Managing Member

Date: February 26, 2026	WILLIAM RICHARD ANDERSON

	By:	/s/ William Richard Anderson
	Name:	William Richard Anderson